Exhibit 10.3

NONQUALIFIED STOCK OPTION AGREEMENT
For The
LINCOLN NATIONAL CORPORATION
STOCK OPTION PLAN
FOR NON-EMPLOYEE DIRECTORS

This Nonqualified Stock Option Agreement (the “Agreement”) evidences the terms of the grant by Lincoln National Corporation (“LNC”) of a Nonqualified Stock Option (the “Option”) to _______________________ (“Grantee”) on ________ (the “Date of Grant”), and Grantee’s acceptance of the Option in accordance with and subject to the provisions of the Lincoln National Corporation Stock Option Plan for Non-Employee Directors, Effective May 10, 2007 (the “Plan”) and this Agreement.

LNC and Grantee hereby agree as follows:

1. Shares Optioned and Option Price

Grantee shall have an Option to purchase _________ shares of LNC common stock (the “Shares”) for $_____________ (United States dollars) for each Share, such price to equal the Fair Market Value of the Share of LNC common stock as of the Date of Grant.

2.  Vesting Dates

The Option for unvested Shares shall vest on the earlier of:

(a) the first anniversary of Grant Date, or

(b) the date on which the Grantee terminates service (resigns or retires) as a director of LNC for any reason, or

(c) the date on which there is a Change in Control of the Corporation, as that term is defined in the Lincoln National Corporation Executive Severance Benefit Plan.

3.  Exercise Period

Grantee (or Grantee’s Beneficiary (as defined in the Plan), if applicable) may exercise all or part of the Option for vested Shares on any LNC business day at LNC’s executive offices until the first to occur of:

(a)	the tenth anniversary of the Date of Grant; or

(b)	the first anniversary of the date of Grantee’s termination of service as a director of LNC.

4.  Manner of Exercise

To exercise an Option, Grantee must, on an LNC business day, (1) deliver, mail or fax written notice of the exercise (in the form specified by LNC) to the designated LNC stock option administrator, and (2) submit full payment of the exercise price and the certification of compliance described in paragraph 5 below. Payment may be made in any combination of cash, personal check, or Shares. Such Shares must be owned for at least six months and will constitute payment to the extent of their Fair Market Value on the date of exercise (as defined in the Plan).

5.  Restrictions on Transfer of Shares Upon Exercise

As soon as practicable after the exercise date, LNC shall cause the appropriate number of Shares to be issued to Grantee. If the Shares are subject to tax withholding requirements, LNC shall not issue Shares until the required tax withholding payments are remitted to LNC by Grantee. Grantee may surrender Shares to LNC in payment of the exercise price associated with this Option. In addition, Grantee may satisfy tax withholding obligations associated with the exercise of this Option by surrendering Shares to LNC, or by the withholding of Shares by LNC.

With the exception of the withholding of Shares by LNC to pay taxes, or the surrendering of Shares to LNC to pay exercise price or taxes, as described in the preceding paragraph, Grantee may not sell, transfer, assign, pledge, or otherwise encumber Shares issued as the result of exercise during his or her tenure as a director of LNC. Shares may be freely sold and transferred (subject to applicable Securities and Exchange Commission rules) only after the director has terminated service as a director of LNC.

LNC shall not be obligated to issue Shares to Grantee if such action violates any provision of law or regulation of any governmental authority or national securities exchange. Grantee represents that Grantee is acquiring the Shares for investment and not with a view to distribution.

6. Transferability

No rights under this Agreement may be transferred except by will or the laws of descent and distribution. The rights under this Agreement may be exercised during the lifetime of Grantee only by Grantee. After Grantee’s death, the Option may be exercised, to the extent exercisable and for the period specified in Section 3(b), by the person or persons to whom the Option was transferred by will or the laws of descent or distribution.

7. Other Conditions

The grant and exercise of this Option are subject to the following requirements:

(a)	No Option shall become exercisable or otherwise realizable prior to the date of the annual meeting on which the shareholders of LNC approve the Stock Option Plan for Non-Employee Directors.

(b)
Grantee shall not, without prior written authorization from LNC, disclose to anyone outside of LNC, or use in other than LNC’s business, any confidential information or material relating to the business of LNC that is acquired by Grantee either during or after his or her service as a director of LNC.

(c)
Upon exercise of the Option, Grantee shall certify compliance with the terms and conditions in paragraph (b). Failure to comply with paragraph (b) at any time prior to, or during the six months after any exercise of this Option, shall cause such Option and any related exercise to be rescinded. LNC must notify Grantee in writing of any such rescission. LNC, in its discretion, may waive compliance in whole or part in any individual case. Within ten days after receiving a rescission notice from LNC, Grantee must pay LNC the amount of any gain realized or payment received (net of any withholding or other taxes paid by Grantee) as a result of the rescinded exercise. Such payment must be made either in cash or by returning the Shares Grantee received in connection with the rescinded exercise.

IN WITNESS WHEREOF, the Chairman and Chief Executive Officer of Lincoln National Corporation has signed this Agreement as of the day and year first above written.

LINCOLN NATIONAL CORPORATION

______________________________
Jon A. Boscia
Chairman and Chief Executive Officer

ACKNOWLEDGED AND ACCEPTED:

________________________________
Grantee

________________________________
(Print name)